EXHIBIT 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	April 6, 2011
Executive Vice President
and Chief Financial Officer
(310) 481-8484
or
Michelle Ngo
Vice President and Treasurer
(310) 481-8581

KILROY REALTY CORPORATION PRICES OFFERING OF COMMON STOCK

LOS ANGELES, April 6, 2011 – Kilroy Realty Corporation (NYSE: KRC) today announced that it has priced its public offering of 5,250,000 shares of its common stock at $38.25 per share. The offering is expected to close on Monday, April 11, 2011, subject to customary closing conditions. The underwriters for the public offering have been granted a 30-day option to purchase up to 787,500 additional shares of common stock to cover overallotments, if any. All of the shares are being sold by Kilroy Realty Corporation. BofA Merrill Lynch, Barclays Capital and J.P. Morgan are acting as joint book-running managers. The estimated net proceeds from the offering are expected to be approximately $192.3 million, before giving effect to any exercise of the underwriters’ overallotment option.

The company plans to contribute the net proceeds from the offering to Kilroy Realty, L.P., the company’s operating partnership. The operating partnership plans to use a portion of the net proceeds from the offering to finance the cash portion of the approximately $100 million purchase price for four office buildings in Kirkland, Washington. The net proceeds remaining following payment of the purchase price for the office buildings, or all of the net proceeds if the acquisition of the office buildings is not consummated, will be used for general corporate purposes, which may include repaying borrowings under the operating partnership’s unsecured revolving credit facility and potential future acquisitions. Pending application of the net proceeds as described above, the company plans to use the net proceeds to temporarily repay borrowings outstanding under the credit facility.

This offering is being made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplement filed by Kilroy Realty Corporation with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of the prospectus supplement and related prospectus for this offering may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or e-mail a request to dg.prospectus_requests@baml.com; Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone (888) 603-5847 or e-mail a request to barclaysprospectus@broadridge.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (866) 803-9204.

Some of the information presented in this release is forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the offering and the anticipated acquisition and use of the net proceeds. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that the offering will be completed, that the pending acquisition referred to above will be completed on the terms currently contemplated, or at all, or that the other expectations referenced will be achieved. Certain factors that could cause the expectations to differ are set forth as risk factors in the company’s Securities and Exchange Commission reports and filings and in the prospectus supplement and related prospectus for this offering. Included among these factors are changes in general economic conditions, future demand for the company’s debt and equity securities, the company’s ability to refinance the company’s debt on reasonable terms at maturity, and the company’s ability to complete current and future development projects on schedule and on budget. Many of these factors are beyond Kilroy Realty’s ability to control or predict. Forward-looking statements are not guarantees of future performance. For forward-looking statements herein, Kilroy Realty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a real estate investment trust active in office and industrial submarkets along the West Coast. For over 60 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of Los Angeles, Orange County, San Diego, greater Seattle and the San Francisco Bay Area. At December 31, 2010, the company owned 10.4 million rentable square feet of commercial office space and 3.6 million rentable square feet of industrial space.

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